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                                                                   EXHIBIT 99.11

                        AUTHENTIC SPECIALTY FOODS, INC.

                               February 26, 1998

Desc, S.A. de C.V.
Paseo De Los Tamarindos
400-B
Bosques De Alas Lomas
05120 Mexico D.F.

Ladies and Gentlemen:

     1. Authentic Specialty Foods, Inc. ("ASFD") and Desc, S.A. de C.V. ("Desc"), are currently evaluating a possible strategic merger or other strategic business combination with each other (a "Transaction"). In connection with such proposed Transaction, ASFD proposes to furnish Desc certain written and oral information (the "Information"), which is either confidential, proprietary or otherwise not generally available to the public. In connection therewith, Desc agrees, subject to the further provisions hereof, to treat the Information supplied by or on behalf of ASFD in strictest confidence.

     2. The term "Information" shall include any and all reports, analyses, compilations, studies and information developed or prepared by or on behalf of ASFD or by or on behalf of Desc that include, incorporate, refer to, reflect or are based (in whole or in part) upon the Information, but shall not include information, if any, that Desc can demonstrate (a) becomes generally available to the public in a manner other than as a result of a disclosure by Desc or by Desc's Representatives (as defined below) to whom Desc has disclosed such information in accordance with the provisions of this letter; (b) was available to Desc on a non-confidential basis prior to its disclosure to Desc by ASFD; or
(c) becomes available to Desc on a non-confidential basis from a source other than ASFD if Desc has no reason to believe such source is bound by or subject to a confidentiality agreement or other confidentiality obligations or duties with ASFD.

     3. Desc agrees that the Information supplied by or on behalf of ASFD will not be used by Desc or its officers, directors, agents, representatives (including, without limitation, attorneys, accountants, experts, consultants, financial advisors and persons contemplating providing financing in connection with any Transaction) or employees (collectively, "Representatives") in any way directly or indirectly except to evaluate or implement a Transaction and that the Information supplied by ASFD shall be kept strictly confidential for the term hereof by Desc and by them; provided, however, that (a) any of the Information supplied by ASFD may be disclosed to such of Desc's Representatives who, in Desc's reasonable judgment, need to know the Information for the purpose of evaluating or implementing a Transaction, who shall be informed by Desc of the confidential and proprietary nature of the Information, and (b) any disclosure of the Information may be made upon the prior written consent of ASFD. Desc further agrees to be fully responsible for any breach of this letter by any of its Representatives.
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Desc, S.A. de C.V.
February 26, 1998
Page 2

     4. Unless otherwise required by applicable law or the rules of any applicable securities exchange or order of a court or other tribunal of competent jurisdiction, without the prior written consent of the other, neither party hereto will disclose, and each will direct its respective Representatives not to disclose, to any person the fact that any Information has been provided to or received from such other party, that any discussions or negotiations are taking place concerning a Transaction or any of the terms, conditions or other facts with respect to a Transaction, including the status thereof. The term "person" as used in this letter shall be broadly interpreted to include without limitation any corporation, company, entity, trust, group, partnership or individual.

     5. Desc also agrees that, for two years after the date hereof, unless specifically requested in advance by ASFD's Board of Directors, neither such party nor any of its "affiliates" or "associates" (as those terms are defined under the Securities Exchange Act of 1934) will (a) acquire, offer to acquire, or agree to acquire, or cause or recommend that any other person acquire, directly or indirectly, by purchase, gift, through the acquisition or control of another person or otherwise, any voting securities of ASFD, or arrange or participate in the arranging of financing thereof, (b) make or in any way participate in, directly or indirectly, any "solicitation" of "proxies" to vote or become a "participant" in an "election contest" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or seek to advise or influence any person or entity with respect to the voting of any voting securities of ASFD, (c) form, join or in any way participate in a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with respect to any such voting securities of the ASFD, (d) deposit any voting securities in a voting trust or subject any such voting securities to any arrangement or agreement with respect to the voting of such voting securities,
(e) propose any business combination (including without limitation pursuant to any merger or share exchange) with ASFD or make or propose a tender or exchange offer or any other offer for any of the ASFD's voting securities, or arrange, or participate in the arrangement of, financing thereof, (f) disclose an intent, purpose, plan or proposal with respect to ASFD or its voting securities inconsistent with the provisions of this letter or otherwise take any other action that could be reasonably be expected to require ASFD to disclose any such intent, purpose, plan or proposal, (g) otherwise act, alone or in concert with or on behalf of others, to seek directly or indirectly to control the management, board of directors, policies or affairs of the ASFD, (h) encourage or assist any other person in connection with any of the foregoing or (i) request permission to do any of the foregoing.

     6. Upon the request of ASFD, all of the Information will immediately be returned to ASFD, and no copies shall be retained by Desc or its Representatives; provided, however, that notwithstanding the foregoing, any portion of the Information that consists of reports, analyses, compilations, studies or information developed or prepared by or for Desc or its Representatives that include, incorporate, refer to, reflect or are based upon (in whole or in part) the Information will be
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Desc, S.A. de C.V.
February 26, 1998
Page 3

destroyed immediately, and Desc shall promptly certify to ASFD that such destruction has taken place in accordance with the terms of this letter agreement.

     7. Desc understands that ASFD makes no representation or warranty as to the accuracy or completeness of any information furnished by ASFD to Desc or its Representatives. Desc agrees that ASFD shall not have any liability to it or any of its Representatives resulting from the use of the Information by Desc or by them. Solely for the purposes of this paragraph, the term "information" is deemed to include all information furnished by ASFD to Desc or its Representatives, regardless of whether such information is or continues to be subject to the confidentiality provisions hereof.

     8. If Desc or anyone to whom Desc transmits the Information pursuant to this letter becomes compelled by applicable law or securities exchange regulation or order of a court or other tribunal of competent jurisdiction to disclose any of the Information, Desc will provide ASFD with prompt notice of such requirement so that ASFD may seek a protective order or other appropriate remedy or waive compliance with the provisions of this letter. In the event that such protective order or other remedy is not obtained, or that ASFD waives compliance with the provisions of this letter, Desc will furnish only that portion of the Information that it is advised by written opinion of legal counsel is required by applicable law or rules of any applicable securities exchange or any such order, and such disclosure will not result in any liability hereunder unless such disclosure was caused by or resulted from a previous disclosure by Desc or by its Representatives that was not permitted by this letter. Additionally, Desc will exercise its all reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded any such Information that is disclosed.

     9. Each party hereby acknowledges that it is aware (and its respective Representatives who are apprised of this matter have been, or upon becoming so apprised will be advised) of the restrictions imposed by the United States federal securities laws and other applicable domestic and foreign laws on a person possessing material non-public information about a public company.

     10. This letter sets forth the entire understanding and agreement of the parties hereto and supersedes all previous communications, negotiations and agreements, whether oral or written, with respect to the subject matter hereof. Each party understands and agrees that no contract or agreement providing for a Transaction shall be deemed to exist by or among any persons unless and until a definitive agreement containing mutually satisfactory provisions has been executed and delivered, and each party hereto hereby waives, in advance, any claims (including, without limitation, breach of contract) in connection with the negotiation or consummation of a Transaction unless and until the parties hereto have entered into such a definitive agreement. The parties hereto also agree that unless and until such a definitive agreement has been executed and delivered, neither party has any legal obligation of any kind whatsoever with respect to any such Transaction by virtue of this letter
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Desc, S.A. de C.V.
February 26, 1998
Page 4


or any other written or oral expression with respect to such Transaction, except, in the case of this letter, for the matters specifically agreed to herein. For purposes of this paragraph, the term "definitive agreement" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of an offer or bid by any party hereto.

     10. Desc agrees that it will not directly or indirectly contact any employee, officer or Representative of ASFD with respect to the Transaction, and that Desc's contacts with respect to the Transaction will be limited solely to
J. Gary Shansby and Charles H. Esserman unless otherwise expressly authorized in writing prior to any such contact by either Mr. Shansby or Mr. Esserman.

     11. Desc will not, during the two year period after the date hereof, directly or indirectly, solicit for employment or hire any employee of ASFD with whom Desc has had contact or who became known to Desc in connection with the consideration of the Transaction. Each reference in this Agreement to "ASFD" shall include any of its subsidiaries.

     12. Each party acknowledges that the other party would not have an adequate remedy at law for money damages if any of the covenants in this letter were not performed in accordance with its terms and therefore agrees that the other party shall be entitled to specific enforcement of such covenants in addition to any other remedy to which it may be entitled, at law or in equity.

     13. This letter shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any principles of conflicts-of-law. The parties agree that any appropriate state or federal district court located in Dallas County, Texas shall have jurisdiction over any case or controversy arising hereunder or in connection herewith and shall be the proper forum in which to adjudicate such case or controversy. Each party agrees that it will promptly enter into arrangements (which shall be reasonably acceptable to the other party) to appoint an agent for service of process in each such jurisdiction, and each irrevocably submits to each such jurisdiction.

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Desc, S.A. de C.V.
February 26, 1998
Page 5


        If the foregoing correctly sets forth our agreement, please execute two originals of this letter in the space provided below, retain one fully executed original for your files and return the other to the undersigned. This letter may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one instrument.

                                      Sincerely,

                                      AUTHENTIC SPECIALTY FOODS, INC.


                                      By: /s/ Charles H. Esserman
                                         ---------------------------
                                         Charles H. Esserman
                                         Vice President


ACCEPTED AND AGREED TO
as of the 27 day of February, 1998
          --        --------

DESC, S.A. DE C.V.

By: /s/ Eduardo Medina-Mora
   --------------------------
   Name:  Eduardo Medina-Mora
   Title: Attorney-in-fact